Exhibit 23.2

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Dean Witter, Discover & Co. (to be renamed Morgan Stanley, Dean Witter, Discover & Co.) on Form S-3 (relating to the registration of $1,000,000 of Currency Warrants, Index Warrants and Interest Rate Warrants) of our reports dated February 21, 1997, appearing in and incorporated by reference in the Annual Report on Form 10-K of Dean Witter, Discover & Co. for the year ended December 31, 1996, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


DELOITTE & TOUCHE LLP

New York, New York
May 28, 1997